Exhibit 16.1

Crowe LLP
Independent Member Crowe Global

November 7, 2024

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N. E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on November 5, 2024, to be filed by our former client, Cyclacel Pharmaceuticals, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Crowe LLP

Indianapolis, Indiana

cc:	Ms. Karin L. Walker

Audit Committee Chair

Cyclacel Pharmaceuticals, Inc.